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Exhibit 21

Subsidiaries of the Registrants

Name	Jurisdiction of Organization/Incorporation

H&S Graphics, Inc.	Delaware
The Lehigh Press Inc.	Pennsylvania
Precision Offset Printing Company	Delaware

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  Exhibit 21
Subsidiaries of the Registrants